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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): April 5, 1996


                              HILLS STORES COMPANY

             (Exact name of registrant as specified in its charter)


    DELAWARE                     1-9505                 31-1153510

(State or other               (Commission              (IRS Employer
jurisdiction of               File Number)             Identification
incorporation)                                             Number)


15 DAN ROAD, CANTON, MASSACHUSETTS                       02021

(Address of principal executive offices)               (zip code)


Registrant's telephone number, including area code:    617-821-1000


(Former Name or Former Address, if Changed Since Last Report)













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Item 5. Other Events
        ------------

     On April 5, 1996 Hills Stores Company issued a press release to the following effect:



            HILLS STORES ANNOUNCES PROPOSED OFFERING OF SENIOR NOTES

     CANTON, MASSACHUSETTS, April 5, 1996 -- Hills Stores Company (NYSE:HDS) today announced that it proposes to offer $175,000,000 principal amount of its Senior Notes due 2003 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to certain other institutional investors. If the Company decides to proceed, the offering is expected to be completed in April 1996. The Senior Notes will be guaranteed by all of the subsidiaries of Hills Stores Company.

     Hills Stores expects to use substantially all of the proceeds of the offering to redeem or purchase all or a portion of its outstanding 10.25% Senior Notes due 2003. As a result of a change in control in July 1995, Hills Stores is required to make an offer in April 1996 to redeem its outstanding 10.25% Senior Notes due 2003. Hills Stores can, however, elect to defer the redemption offer until April 1997 by paying a total of $7.5 million to note holders. If Hills Stores decides not to proceed with the proposed offering, it will pay the $7.5 million fee to defer the redemption offer.

     Hills Stores is a leading regional discount retailer operating 164 stores in 12 Mid-Western and Mid-Atlantic states.

     The Senior Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from such registration. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Senior Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


     This Form 8-K is being filed in accordance with paragraph (d) of Rule 135c under the Securities Act of 1933.


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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   HILLS STORES COMPANY


                                   By:    /s/ William K. Friend
                                          ------------------------
                                   Name:  William K. Friend
                                   Title: Vice President-Secretary
                                          and Corporate Counsel

Date:  April 10, 1996